Filed pursuant to Rule 424(b)(5)
Registration No. 333-170300

PROSPECTUS SUPPLEMENT

(To Prospectus dated November 16, 2010)

Up to $30,600,000 of Common Stock

This prospectus supplement relates to the issuance and sale of up to $30,600,000 in shares of our common stock to Lincoln Park Capital Fund, LLC, or Lincoln Park, under a Purchase Agreement entered into on June 3, 2013, or the Purchase Agreement.

The shares offered include:

•	1,645,639 shares of common stock that Lincoln Park is purchasing for gross proceeds of $3,000,000 as the initial purchase, at a purchase price of $1.823 per share;

•

up to $27,000,000 of shares of common stock that may be sold from time to time after the initial purchase, at our sole discretion, to Lincoln Park over the next 36 months in accordance with the Purchase Agreement; and

•	329,131 shares of common stock to be issued to Lincoln Park as Commitment Shares, in consideration for entering into the Purchase Agreement, valued at $1.823 per share.

This prospectus supplement and the accompanying prospectus also cover the resale of these shares by Lincoln Park to the public.

Our common stock trades on the NASDAQ Capital Market (NASDAQ) under the symbol “STEM.” On June 3, 2013, the last reported sales price of our common stock on NASDAQ was $1.78 per share.

You should read carefully and consider the “Risk Factors” referenced on page S-2 of this prospectus supplement and the risk factors described in other documents incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 3, 2013

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. This prospectus supplement may add to, update or change information in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement or the accompanying prospectus.

If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, the shares being offered and other information you should know before investing in our common stock.

You should rely only on this prospectus supplement, the accompanying prospectus and the information incorporated or deemed to be incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. We have not authorized anyone to provide you with information that is in addition to, or different from, that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. If anyone provides you with different or inconsistent information, you should not rely on it. We are not offering to sell securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than as of the date of this prospectus supplement or the accompanying prospectus, as the case may be, or in the case of the documents incorporated by reference, the date of such documents regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of our common stock. Our business, financial condition, liquidity, results of operations, and prospects may have changed since those dates.

All references in this prospectus to “StemCells,” the “Company,” “we,” “us,” or “our” mean StemCells, Inc., including our directly and indirectly wholly-owned subsidiaries, unless we state otherwise or the context otherwise requires.

ii

PROSPECTUS SUMMARY

The following is a summary of selected information contained elsewhere or incorporated by reference in this prospectus. It does not contain all of the information that you should consider before buying our securities. You should read this entire prospectus carefully, especially the section entitled “Risk Factors” and the consolidated financial statements and the notes to the consolidated financial statements incorporated by reference.

The Company

Business Overview

We are engaged in researching, developing, and commercializing cell-based therapeutics and enabling tools and technologies for stem cell-based research and drug discovery and development. Our research and development (R&D) programs are primarily focused on identifying and developing potential cell-based therapeutics which can either restore or support organ function. In particular, since we relocated our corporate headquarters to California in 1999, our R&D efforts have been directed at refining our methods for identifying, isolating, culturing, and purifying the human neural stem cell and developing this cell as potential cell-based therapeutics for the central nervous system. Our HuCNS-SC® product candidate (purified human neural stem cells) is currently in clinical development for several indications — chronic spinal cord injury, dry age-related macular degeneration (AMD) and Pelizeaus-Merzbacher disease (PMD), which is a myelination disorder in the brain. We are currently conducting a Phase I/II clinical trial for the treatment of chronic spinal cord injury in Switzerland under authorization from Swissmedic. This trial represents the first time that neural stem cells have been transplanted as a potential therapeutic agent for spinal cord injury. In February 2013, we announced that the first three patients, all of whom had complete spinal cord injuries at the time of enrollment, had completed the trial. Data from these three patients continued to demonstrate a favorable safety profile and showed that the considerable gains in sensory function observed at the six month assessment in two of the three patients compared to pre-transplant baselines had persisted at the twelve-month assessment; the third patient remained stable. Also, in September 2012, the first patient with an incomplete spinal cord injury was enrolled and dosed with our HuCNS-SC cells. In June 2013, we announced that we received authorization from Health Canada to expand our chronic spinal cord injury trial into Canada and that the trial protocol had been amended to allow the enrollment of patients with either complete or incomplete injury. We are also conducting a Phase I/II clinical trial in dry AMD, and in April 2013, we added a second trial site for this trial. In October 2012, we published in Science Translational Medicine, a peer-reviewed journal, the data from our four-patient Phase I clinical trial in PMD, which showed preliminary evidence of durable and progressive donor-derived myelination in all four patients. In addition, there were measurable gains in neurological function in three of the four patients, with the fourth patient clinically stable. We previously completed a Phase I clinical trial in infantile and late infantile neuronal ceroid lipofuscinosis (NCL), and the data from that trial showed that our HuCNS-SC cells were well tolerated and non-tumorigenic, and that there was evidence of engraftment and long-term survival of the transplanted HuCNS-SC cells.

In addition to these clinical development activities, in April 2013, we entered into an agreement with the California Institute for Regenerative Medicine (CIRM) under which CIRM will provide approximately $19.3 million as a forgivable loan, in accordance with mutually agreed upon terms and conditions and CIRM regulations. The CIRM loan will help fund preclinical development of our HuCNS-SC cells for Alzheimer’s disease. Also in April 2013, we entered into an agreement with Silicon Valley Bank for a $10 million three-year term loan.

We are also engaged in developing and commercializing applications of our technologies to enable research, which we believe represent current and nearer-term commercial opportunities. Our portfolio of technologies includes cell technologies relating to embryonic stem cells, induced pluripotent stem (iPS) cells, and tissue-derived (adult) stem cells; expertise and infrastructure for providing cell-based assays for drug discovery; a cell culture products and antibody reagents business; and an intellectual property portfolio with claims relevant to cell processing, reprogramming and manipulation, as well as to gene targeting and insertion. Many of these enabling technologies were acquired in April 2009 as part of our acquisition of the operations of Stem Cell Sciences Plc.

We have not derived any revenue or cash flows from the sale or commercialization of any products except for license revenue for certain of our patented technologies and sales of products for use in stem cell research. As a result, we have incurred annual operating losses since inception and expect to incur substantial operating losses in the future. Therefore, we are dependent upon external financing, such as from equity and debt offerings, to finance our operations. Before we can derive revenue or cash inflows from the commercialization of any of our therapeutic product candidates, we will need to: (i) conduct substantial in vitro testing and characterization of our proprietary cell types, (ii) undertake preclinical and clinical testing for specific disease indications; (iii) develop, validate and scale-up manufacturing processes to produce these cell-based therapeutics, and (iv) obtain required regulatory approvals. These steps are risky, expensive and time consuming. As of March 31, 2013, we had cash, cash equivalents and marketable securities of approximately $17 million.

Our Corporate Information

We are incorporated in Delaware. Our principal executive offices are located at 7707 Gateway Blvd., Suite 140, Newark, California 94560 and our telephone number is (510) 456-4000. Our website is located at www.stemcellsinc.com. We have not incorporated by reference into this prospectus supplement or the accompanying prospectus the information in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus supplement or the accompanying prospectus.

RISK FACTORS

You should consider the “Risk Factors” included and incorporated by reference in this prospectus and any applicable prospectus supplement, including the risk factors incorporated by reference from our most recent Annual Report on Form 10-K, as updated by our Quarterly Reports on Form 10-Q and our other filings with the Securities and Exchange Commission (the “SEC”) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), filed after such annual report. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us, or that we currently deem immaterial, may also impair our business operations. If any of these risks were to occur, our business, financial condition, or results of operations would likely suffer. In that event, the trading price of our common stock could decline, and you could lose all or part of your investment.

THE OFFERING

The following summary contains basic information about our common stock and the offering and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of our common stock, you should read the section of the accompanying prospectus entitled “Description of Common Stock.”

Issuer	StemCells, Inc.

Common Stock offered by StemCells

•   1,645,639 shares of common stock that Lincoln Park is purchasing for gross proceeds of $3,000,000 as the initial purchase, at a purchase price of $1.823 per share;

•   up to $27,000,000 of shares of common stock that may be sold from time to time after the initial purchase, at our sole discretion, to Lincoln Park over the next 36 months in accordance with the Purchase Agreement; and

•   329,131 shares of common stock to be issued to Lincoln Park as Commitment Shares, in consideration for entering into the Purchase Agreement.

Use of proceeds	We intend to use net proceeds of this offering for general corporate purposes, including working capital, product development and capital expenditures, as well as acquisitions and other strategic purposes.

Risk factors	Your investment in our common stock involves substantial risks. You should consider the “Risk Factors” included and incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risk factors incorporated by reference from our filings with the SEC.

NASDAQ ticker symbol	STEM

Agreement with Lincoln Park Capital Fund, LLC

On June 3, 2013, we entered into a Purchase Agreement with Lincoln Park, which provides that, upon the terms and subject to the conditions and limitations set forth therein, we have the right to sell to Lincoln Park up to $30,000,000 (including the initial purchase of $3,000,000) worth of shares of our common stock at our discretion as described below. As consideration for entering into the Purchase Agreement, we agreed to issue 329,131 shares of our common stock to Lincoln Park (the “Commitment Shares”).

We are filing this prospectus supplement with regard to the offering of up to $30,600,000 worth of shares of our common stock, which consists of (i) 1,645,639 shares that Lincoln Park is purchasing as the initial purchase under the Purchase Agreement for gross proceeds of $3,000,000, or the Initial Purchase, at a purchase price of $1.823 per share, (ii) additional shares of common stock with an aggregate offering price of up to $27,000,000 which we may sell from time to time, in our sole discretion, to Lincoln Park over the next 36 months subject to the conditions and limitations in the Purchase Agreement, and (iii) the 329,131 Commitment Shares.

In addition to the Initial Purchase of $3,000,000 worth of shares of our common stock, under the Purchase Agreement, from time to time on any trading day we select, we have the right, in our sole discretion, subject to the conditions and limitations in the Purchase Agreement, to direct Lincoln Park to purchase up to 200,000 shares of our common stock (each such purchase, a “Regular Purchase”). The purchase price for shares of common stock to be purchased by Lincoln Park will be the equal to lesser of (i) the lowest sale price on the purchase date, as reported by NASDAQ, or (ii) the arithmetic average of the three lowest closing sale prices for our common stock during the ten trading days prior to the purchase date. Lincoln Park’s obligation under each Regular Purchase shall not exceed $1,000,000. Both the amount and frequency of the Regular Purchases can be increased upon the mutual agreement of us and Lincoln Park.

We can also accelerate the amount of our shares of common stock to be purchased under certain circumstances in an amount up to the lesser of (i) two times the number of shares purchased pursuant to such Regular Purchase or (ii) 30% of the trading volume on such accelerated purchase date, if the closing sale price of our common stock equals or exceeds $1.50 on such purchase date, as reported by NASDAQ. The purchase price for the additional shares is the lower of:

•	the closing sale price for the common stock on the date of sale; and

•	ninety-seven percent (97%) of the volume weighted average price of the common stock on the NASDAQ Capital Market on the date of sale.

There is no upper limit on the price per share that Lincoln Park must pay for our common stock under the Purchase Agreement, but in no event will shares be sold to Lincoln Park on a day our closing price is less than the floor price of $1.00 per share.

There are no trading volume requirements or restrictions under the Purchase Agreement, but there are limitations on the number of shares we can direct Lincoln Park to purchase, as described below. We will control the timing and amount of any sales of our common stock to Lincoln Park. We may at any time, in our sole discretion terminate the Purchase Agreement without fee, penalty or cost, upon one trading day notice. As consideration for entering into the Purchase Agreement, Lincoln Park will receive 329,131 shares of our common stock, which equates to 2% of its total dollar amount commitment to purchase shares under the Purchase Agreement.

The Purchase Agreement limits our sales of shares of common stock to Lincoln Park to the maximum number of shares of our common stock that we may issue without breaching our obligations under applicable rules of the NASDAQ Stock Market (approximately 7,847,263 shares, or 19.99% of our total outstanding common stock) (the “Exchange Cap”) unless (i) shareholder approval is obtained to issue more than such 19.99%, or (ii) the average purchase price for all purchases made by Lincoln Park is greater than or equal to the consolidated closing bid price per share of our common stock on the date the Purchase Agreement became effective, plus an incremental amount to account for the issuance of the Commitment Shares.

The Purchase Agreement also prohibits us from directing Lincoln Park to purchase any shares of common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Lincoln Park and its affiliates, would result in Lincoln Park and its affiliates having beneficial ownership, at any single point in time, of more than 9.99% of the then total outstanding shares of our common stock (approximately 3,917,387 shares as of the date of this prospectus supplement), as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Rule 13d-3 thereunder.

The number of shares ultimately offered for sale by Lincoln Park under this prospectus supplement is dependent upon the number of shares purchased by Lincoln Park under the Purchase Agreement. The following table sets forth the amount of proceeds we would receive from Lincoln Park from the sale of shares that are registered in this offering at varying purchase prices (without accounting for certain fees and expenses):

Assumed Average Purchase Price(2)	Number of Registered Shares to be Issued if Full Purchase(4)	Percentage of Outstanding Shares After Giving Effect to the Issuance to Lincoln Park(1)	Proceeds from the Sale of Shares to Lincoln Park Under the Purchase Agreement
$1.00	7,847,263	16.54%	$7,847,263
$1.78(3)	7,847,263	16.54%	$13,968,128
$2.50	7,847,263	16.54%	$19,618,158
$3.50	7,847,263	16.54%	$27,465,420
$4.50	6,666,667	14.43%	$30,000,000

(1)	The denominator is based on 39,585,075 shares outstanding as of June 3, 2013, adjusted to include the 329,131 Commitment Shares to be issued to Lincoln Park as consideration for its commitment to purchase our common stock pursuant to the Purchase Agreement, and the number of shares set forth in the adjacent column which we would have sold to Lincoln Park. The numerator is based on the number of shares issuable under the Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column.
(2)	Under the Purchase Agreement, we may not sell shares to Lincoln Park on a day our closing price is less than the floor price of $1.00 per share.
(3)	The closing sale price of our shares on June 3, 2013.
(4)	If we seek to issue shares, including shares from other transactions but not included in this offering that may be aggregated with this transaction under the applicable rules of the NASDAQ Capital Market, in excess of 7,847,263, or 19.99% of the total common stock outstanding as of the date of the Purchase Agreement, we may need to seek stockholder approval in order to be in compliance with the rules of the NASDAQ Capital Market.

Events of default under the Purchase Agreement include the following:

•

the effectiveness of the registration statement, of which this prospectus supplement and accompanying prospectus are a part, lapses for any reason (including, without limitation, the issuance of a stop order), or this prospectus supplement and accompanying prospectus are unavailable for sale by us or the resale by Lincoln Park of our common stock offered hereby, and such lapse or unavailability continues for a period of ten consecutive business days or for more than an aggregate of thirty business days in any 365-day period;

•	suspension of our common stock from trading for one full trading day;

•

if our common stock ceases to be traded on the NASDAQ Capital Market, our principal market, and is not immediately thereafter trading on the New York Stock Exchange, The NASDAQ Global Market, The NASDAQ Global Select Market, the NYSE MKT, the NYSE Arca, the OTC Bulletin Board or OTC Markets (or nationally recognized successor to any of the foregoing);

the transfer agent’s failure to issue to Lincoln Park within three trading days shares of our common stock which Lincoln Park is entitled to receive under the Purchase Agreement;

•

any breach of the representations and warranties or covenants contained in the Purchase Agreement or any related agreements with Lincoln Park if such breach would reasonably be expected to have a material adverse effect and such breach is not cured within five trading days;

•	our insolvency or our participation or threatened participation in insolvency or bankruptcy proceedings by or against us, as more fully described in the Purchase Agreement;

•	our common stock ceases to be eligible for transfers through DTC’s D.W.A.C./F.A.S.T. systems; or

•	if the Exchange Cap is reached, to the extent applicable.

Lincoln Park does not have the right to terminate the Purchase Agreement upon any of the events of default set forth above. During an event of default, all of which are outside the control of Lincoln Park, shares of our common stock cannot be sold by us or purchased by Lincoln Park under the terms of the Purchase Agreement.

This offering will terminate on the date that all shares offered by this prospectus supplement have been sold or, if earlier, the expiration or termination of the Purchase Agreement. We have the right to terminate the Purchase Agreement at any time, at no cost to us. In the event of bankruptcy proceedings by or against us, the Purchase Agreement will automatically terminate without action of any party.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated in this prospectus supplement contain forward looking statements that involve substantial risks and uncertainties. Such statements include, without limitation, all statements as to expectation or belief and statements as to our future results of operations; the progress of our research, product development and clinical programs; the need for, and timing of, additional capital and capital expenditures; partnering prospects; costs of manufacture of products; the protection of, and the need for, additional intellectual property rights; effects of regulations; the need for additional facilities; and potential market opportunities. Our actual results may vary materially from those contained in such forward-looking statements because of risks to which we are subject, including the fact that additional trials will be required to confirm the safety and demonstrate the efficacy of our HuCNS-SC cells for the treatment of spinal cord injury, Pelizeaus-Merzbacher disease (PMD), age-related macular degeneration, or any other disease; uncertainty as to whether the U.S. Food and Drug Administration (FDA), Swissmedic, or other regulatory authorities will permit us to proceed with clinical testing of proposed products despite the novel and unproven nature of our technologies; the risk that our clinical trials or studies could be substantially delayed beyond their expected dates or cause us to incur substantial unanticipated costs; uncertainties in our ability to obtain the capital resources needed to continue our current research and development operations and to conduct the research, preclinical development and clinical trials necessary for regulatory approvals; the uncertainty regarding our ability to obtain a corporate partner or partners, if needed, to support the development and commercialization of our potential cell-based therapeutics products; the uncertainty regarding the outcome of our clinical trials or studies we may conduct in the future; the uncertainty regarding the validity and enforceability of our issued patents; the risk that we may not be able to manufacture additional master and working cell banks when needed; the uncertainty whether any products that may be generated in our cell-based therapeutics programs will prove clinically safe and effective; the uncertainty whether we will achieve significant revenue from product sales or become profitable; obsolescence of our technologies; competition from third parties; intellectual property rights of third parties; litigation risks; and other risks to which we are subject. All forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements and risk factors set forth in “Risk Factors” in our most recent Annual Report on Form 10-K, as updated by our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act filed after such annual report or in additional prospectus supplements related to this offering.

USE OF PROCEEDS

We estimate receiving net proceeds from this offering of approximately $29.8 million, after estimated expenses payable by us, assuming that an aggregate of $30 million worth of common stock (including the initial purchase of $3 million) is sold pursuant to this offering.

We intend to use the net proceeds of this offering for general corporate purposes, including working capital, capital expenditures, research and development expenditures and clinical trial expenditures. The net proceeds may also be used for the acquisition of businesses, products and technologies that are complementary to ours, or for other strategic purposes. Pending use of the net proceeds, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

The proceeds that we receive from sales of our common stock will depend on the number of shares actually sold and the offering price of such shares.

PLAN OF DISTRIBUTION

Pursuant to this prospectus supplement and the accompanying prospectus, we are offering up to $30,600,000 in shares of our common stock that may be issued by us directly to Lincoln Park under the Purchase Agreement. This prospectus supplement and the accompanying prospectus also cover the resale of these shares by Lincoln Park to the public.

We entered into the Purchase Agreement with Lincoln Park on June 3, 2013. In consideration for entering into the Purchase Agreement, we are issuing 329,131 shares of our common stock to Lincoln Park as Commitment Shares, all of which are covered by this prospectus supplement. The Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, Lincoln Park is committed to purchase an aggregate of up to $30,000,000 worth of shares of our common stock (including the initial purchase of $3,000,000) over the 36-month term of the Purchase Agreement.

The Purchase Agreement provides that, from time-to-time over the term of the Purchase Agreement, on any trading day, and at our sole discretion, we may require Lincoln Park to purchase up to 200,000 shares of our common stock (each such purchase, a “Regular Purchase”). Lincoln Park’s obligation for each Regular Purchase shall not exceed $1,000,000. The purchase price shall be equal to the lesser of (i) the lowest sale price of our common stock on the purchase date, or (ii) the average of the three lowest closing sale prices of our common stock during the ten trading days prior to the purchase date. Upon the mutual agreement of the Company and Lincoln Park an increase in the frequency or amount of our shares of common stock can occur.

In addition to Regular Purchases and provided that the closing price of our common stock is not below $1.50 on the Purchase Date, the Company in its sole discretion may direct Lincoln Park on each Purchase Date to purchase on the following trading day (“Accelerated Purchase Date”) up to the lesser of (i) two (2) times the number of shares purchased pursuant to such Regular Purchase or (ii) 30% of the trading volume on the Accelerated Purchase Date at a purchase price equal to the lesser of (i) the closing sale price on the Accelerated Purchase Date, or (ii) 97% of the Accelerated Purchase Date’s volume weighted average price. The Company and Lincoln Park may mutually agree to increase the amount of our common stock sold to the Investor on any Accelerated Purchase Date at the Accelerated Purchase Price.

The Purchase Agreement limits our sales of shares of common stock to Lincoln Park to the maximum number of shares of our common stock that we may issue without breaching our obligations under applicable rules of the NASDAQ Capital Market or obtaining stockholder approval under such rules, or the Exchange Cap, unless the average price of all applicable sales of our common stock to Lincoln Park exceed a “Base Price” (or $1.857, representing our closing consolidated bid price on June 3, 2013, plus an incremental amount to account for the issuance of the Commitment Shares) such that the sales to Lincoln Park are considered to be at least “at market” under applicable NASDAQ rules.

The Purchase Agreement also prohibits us from directing Lincoln Park to purchase any shares of common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Lincoln Park and its affiliates, would result in Lincoln Park and its affiliates having beneficial ownership, at any single point in time, of more than 9.99% of the then total outstanding shares of our common stock (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 thereunder).

Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. Lincoln Park has informed us that it will use a broker-dealer unaffiliated with Lincoln Park to effectuate all sales, if any, of the common stock that it may purchase from us pursuant to the Purchase Agreement. Such sales will be made on the NASDAQ Capital Market at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Lincoln Park has informed us that each such broker-dealer will receive commissions from Lincoln Park that will not exceed customary brokerage commissions.

We know of no existing arrangements between Lincoln Park and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this Prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling stockholder, and any other required information.

We have entered into an agreement with Bayridge Securities, LLC, a registered broker-dealer and FINRA member, pursuant to which Bayridge Securities, LLC agreed to act as the placement agent in connection with the Purchase Agreement with Lincoln Park. Bayridge Securities, LLC will receive $10,000 as compensation in connection with its services and expense reimbursement up to $5,000, upon receipt of written confirmation from the Financial Industry Regulatory Authority, Inc., or FINRA, to the effect that FINRA’s Corporate Finance Department has determined not to raise any objection with respect to the fairness or reasonableness of the terms of the Purchase Agreement or the transactions contemplated thereby.

We will pay all of the expenses incident to the registration, offering, and sale of the shares to Lincoln Park. We expect to pay to Lincoln Park up to $10,000 as reimbursement of its expenses in connection with entering into the Purchase Agreement, including its legal fees and due diligence expenses.

We have agreed to indemnify Lincoln Park, Bayridge Securities, LLC and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Lincoln Park represented to us that at no time prior to the date of the Purchase Agreement has Lincoln Park or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction. Lincoln Park agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised Lincoln Park that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered by this prospectus supplement.

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Our common stock is listed on the NASDAQ Capital Market under the symbol “STEM.”

LEGAL MATTERS

Ropes & Gray LLP, Boston, Massachusetts, will pass upon the validity of the securities offered by this prospectus supplement.

EXPERTS

The audited financial statements and schedules incorporated by reference in this prospectus supplement and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and special reports, proxy statements, and other information with the SEC. These documents are on file with the SEC under file number 000-19871. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. You can request copies of these documents by contacting the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 filed by us with the SEC. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Statements contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference into this prospectus supplement or the accompanying prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of that contract or other document filed with the SEC. For further information about us and the securities offered by this prospectus supplement, we refer you to the registration statement and its exhibits and schedules which may be obtained as described herein.

The SEC allows us to “incorporate by reference” the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus supplement and the accompanying prospectus. We incorporate by reference the documents listed below into this prospectus supplement, and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering of all the securities by this prospectus supplement is completed. We hereby incorporate by reference the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as amended;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013;

•	our Current Reports on Form 8-K filed on February 13, 2013, March 12, 2013, and April 11, 2013; and

•

the description of our common stock contained in our registration statement on Form 8-A filed August 3, 1998, under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

We will provide each person to whom this prospectus supplement is delivered a copy of all of the information that has been incorporated by reference in this prospectus supplement or the accompanying prospectus but not delivered with this prospectus supplement and the accompanying prospectus. You may obtain copies of these filings, at no cost, through the “Investor Relations” section of our website (www.stemcellsinc.com), and you may request copies of these filings, at no cost, by writing or telephoning us at:

StemCells, Inc.

7707 Gateway Blvd., Suite 140

Newark, CA 94560

Attention: Investor Relations

Phone: (510) 456-4000

e-mail: irpr@stemcellsinc.com

PROSPECTUS

$100,000,000

STEMCELLS, INC.

Common Stock

Preferred Stock

Warrants

Debt Securities

We may offer to the public, from time to time, in one or more series or issuances:

•	shares of our common stock;

•	shares of our preferred stock;

•	warrants to purchase shares of our common stock, preferred stock and/or debt securities; or

•	debt securities consisting of debentures, notes or other evidences of indebtedness.

This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide specific terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before you make your investment decision.

We will sell these securities directly to our stockholders or to purchasers or through agents on our behalf or through underwriters or dealers as designated from time to time. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions or discounts.

Our common stock is traded on the Nasdaq Global Market under the symbol “STEM.” On November 1, 2010, the closing price of our common stock was $0.88.

Investing in our securities involves certain risks. Please carefully consider “Risk Factors” on page 5 and other information included and incorporated by reference in this prospectus, and in any applicable prospectus supplement, for a discussion of the factors you should consider carefully before deciding to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 16, 2010

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, we may sell different types of securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain specific information about the nature of the persons offering securities and the terms of the securities being offered at that time. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, including all documents incorporated herein by reference, together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.”

This prospectus does not contain all of the information that is in the registration statement. We omitted certain parts of the registration statement from this prospectus as permitted by the SEC. We refer you to the registration statement and its exhibits for additional information about us and the securities that may be sold under this prospectus.

All references in this prospectus to “StemCells,” the “Company,” “we,” “us,” or “our” mean StemCells, Inc. and its subsidiaries unless we state otherwise or the context otherwise requires.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or the time of any sale of our securities. Our business, financial condition, results of operations, and prospects may have changed since such date.

PROSPECTUS SUPPLEMENT

The following is a summary of selected information contained elsewhere or incorporated by reference in this prospectus. It does not contain all of the information that you should consider before buying our securities. You should read this entire prospectus carefully, especially the section entitled “Risk Factors” and the consolidated financial statements and the notes to the consolidated financial statements incorporated by reference.

Our Company

We are engaged in researching, developing, and commercializing stem cell therapeutics and technologies for stem cell-based research, drug discovery and development. Our research and development efforts primarily support our therapeutic product programs, where we are engaged in identifying and developing potential cell-based therapeutics which can either restore or support organ function. In particular, since we relocated our corporate headquarters to California in 1999, our efforts have been directed at refining our methods for identifying, isolating, culturing, and purifying the human neural stem cell and human liver engrafting cells (hLEC) and developing these as potential cell-based therapeutics for the central nervous system (CNS) and the liver, respectively.

In our CNS Program, our HuCNS-SC® product candidate (purified human neural stem cells) is currently in clinical development for two neurodegenerative brain disorders, and our goal is to initiate clinical testing of our HuCNS-SC cells for spinal cord injury in 2011 and for degenerative retinal disorders in 2012. We have completed a six patient Phase I clinical trial in infantile and late infantile neuronal ceroid lipofuscinosis (NCL), a lysomal storage disorder often referred to as Batten disease. The data from this trial showed that the HuCNS-SC cells were well tolerated, and there was evidence of engraftment and long-term survival of the HuCNS-SC cells. In October 2010, we initiated a second clinical trial in NCL to further assess the safety of HuCNS-SC cells and to examine their ability to affect the progression of the disease. We are also currently conducting a Phase I clinical trial to assess the safety and preliminary effectiveness of HuCNS-SC cells as a treatment for Pelizeaus-Merzbacher Disease (PMD), a myelination disorder in the brain. Two of the four planned patients for this trial have been enrolled and transplanted with our HuCNS-SC cells, and we anticipate completing enrollment in early 2011.

In our Liver Program, we have identified a subset of our human liver engrafting cells which we believe may be a candidate for product development, and we are working to purify and characterize this subset. We have also conducted research on several other cell types and in other areas, which could lead to other possible product candidates, process improvements or further research activities. For a brief description of our significant therapeutic research and development programs, see “Business — Overview — Cellular Medicine Programs” in Part I, Item 1 included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (the 2009 10-K).

We are also engaged in developing and commercializing applications of our technologies to enable stem cell-based research, which we believe represent nearer-term commercial opportunities. Our portfolio of enabling technologies includes cell technologies relating to embryonic stem cells, induced pluripotent stem (iPS) cells, and tissue-derived (adult) stem cells; expertise and infrastructure for providing cell-based assays for drug discovery; a cell culture products business; and an intellectual property portfolio with claims relevant to cell processing, reprogramming and manipulation, as well as to gene targeting and insertion. Many of our enabling technologies were acquired in April 2009 as part of our acquisition of the operations of Stem Cell Sciences Plc. For a brief description of our significant enabling technologies programs, see “Business — Overview — Enabling Technologies Programs” in Part I, Item 1 included in our 2009 10-K.

Our principal executive offices are located at StemCells, Inc., 3155 Porter Drive, Palo Alto, CA 94304 and our phone number is (650) 475-3100.

RISK FACTORS

You should consider the “Risk Factors” included and incorporated by reference in this prospectus and any applicable prospectus supplement, including the risk factors incorporated by reference from our most recent Annual Report on Form 10-K for this fiscal year ended December 31, 2009, filed with the SEC on March 11, 2010, as updated by our Quarterly Reports on Form 10-Q and our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) filed after such annual report. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us, or that we currently deem immaterial, may also impair our business operations. If any of these risks were to occur, our business, financial condition, or results of operations would likely suffer. In that event, the trading price of our common stock could decline, and you could lose all or part of your investment.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated in this prospectus by reference may contain “forward-looking statements”. Except for strictly historical information contained herein, matters discussed in this report constitute forward-looking statements. Generally, these statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “look forward,” “may,” “planned,” “potential,” “should,” “will,” and “would,” and similar terms. These forward-looking statements reflect our current expectations and are based upon currently available data. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, we note that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

Such statements include, without limitation, all statements as to expectation or belief and statements as to our future results of operations; the progress of our research, product development and clinical programs; the need for, and timing of, additional capital and capital expenditures; partnering prospects; costs of manufacture of products; the protection of, and the need for, additional intellectual property rights; effects of regulations; the need for additional facilities; and potential market opportunities. Our actual results may vary materially from those contained in such forward-looking statements because of risks to which we are subject, including uncertainty as to whether the U.S. Food and Drug Administration (FDA) or other regulatory authorities will permit us to proceed or continue with clinical testing of proposed products despite the novel and unproven nature of our technologies; the risk that our initial clinical trial and any other clinical trials or studies could be substantially delayed beyond their expected dates or cause us to incur substantial unanticipated costs; uncertainties in our ability to obtain the capital resources needed to continue our current research and development operations and to conduct the research, preclinical development and clinical trials necessary for regulatory approvals; the uncertainty regarding our ability to obtain a corporate partner or partners, if needed, to support the development and commercialization of our potential cell-based therapeutics products; the uncertainty about the design of current and future clinical trials and whether we will receive the necessary support of a clinical trial site and its institutional review board to pursue current and future clinical trials in NCL, PMD or in proposed therapies for other diseases or conditions; the uncertainty regarding the outcome of our proposed clinical trial in NCL and any other clinical trials or studies we may conduct in the future; the uncertainty regarding the validity and enforceability of our issued patents; the uncertainty whether any products that may be generated in our cell-based therapeutics programs will prove clinically safe and effective; the uncertainty regarding our ability to commercialize a therapeutic product and its ability to successfully compete with other products on the market; the uncertainty whether we will achieve revenue from product sales or become profitable; uncertainties regarding our obligations with respect to our former encapsulated cell therapy facilities in Rhode Island; obsolescence of our technologies; competition from third parties; intellectual property rights of third parties; litigation risks; and other risks to which we are subject. All forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements and risk factors set forth in “Risk Factors” in this prospectus.

The forward-looking statements included in this prospectus represent our estimates as of the date of this prospectus. We specifically disclaim any obligation to update these forward-looking statements in the future. These forward-looking statements should not be relied upon as representing our estimates or views as of any date subsequent to the date of this prospectus.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities covered by this prospectus for general corporate purposes, which may include working capital, capital expenditures, research and development expenditures, clinical trial expenditures, acquisitions of new technologies or businesses, and investments. Additional information on the use of net proceeds from the sale of securities covered by this prospectus may be set forth in the prospectus supplement relating to the specific offering.

RATIO OF EARNINGS TO FIXED CHARGES

Our earnings are inadequate to cover fixed charges. The following table sets forth the dollar amount of the coverage. We have not included a ratio of earnings to combined fixed charges and preferred stock dividends because we do not have any preferred stock outstanding.

	Year Ended December 31,					Nine Months Ended September 30, 2010
	2005	2006	2007	2008	2009
	(in thousands)
Ratio of earnings to fixed charges (1)	—	—	—	—	—	—
Deficiency of earnings available to cover fixed charges	$(13,726)	$(20,927)	$(27,107)	$(31,307)	$(29,156)	$(18,110)

(1)	In each of the periods presented, our earnings were insufficient to cover fixed charges and accordingly ratios are not presented.

PLAN OF DISTRIBUTION

We may sell securities in any of the ways described below, including any combination thereof:

•	to or through underwriters or dealers;

•	through one or more agents; or

•	directly to purchasers or to a single purchaser.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price, or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	the initial public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. In no event will any underwriter or dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent of the price of the securities being registered.

Only the agents or underwriters named in the prospectus supplement are agents or underwriters in connection with the securities being offered.

We may authorize underwriters, dealers or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Agents, underwriters and other third parties described above may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as our agents. These remarketing firms will offer or sell the securities in accordance with the terms of the securities. The prospectus supplement will identify any remarketing firm and describe the terms of its agreement, if any, with us and the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Certain of the underwriters may use this prospectus and the accompanying prospectus supplement for offers and sales related to market-making transactions in the securities. These underwriters may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange. Underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We can make no assurance as to the liquidity of, or the existence of trading markets for, any of the securities.

Certain persons participating in this offering may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with rules and regulations under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

DESCRIPTION OF COMMON STOCK

The following summary of the terms of our common stock is subject to and qualified in its entirety by reference to our charter and by-laws, copies of which are on file with the SEC as exhibits to previous SEC filings. Please refer to “Where You Can Find More Information” below for directions on obtaining these documents.

We have authority to issue 250,000,000 shares of common stock. As of November 1, 2010, we had 127,029,870 shares of common stock outstanding.

General

Holders of common stock are entitled to one vote per share on matters on which our stockholders vote. There are no cumulative voting rights. Holders of common stock are entitled to receive dividends, if declared by our board of directors, out of funds that we may legally use to pay dividends. If we liquidate or dissolve, holders of common stock are entitled to share ratably in our assets once our debts and any liquidation preference owed to any then-outstanding preferred stockholders are paid. Our certificate of incorporation does not provide the common stock with any redemption, conversion or preemptive rights. All shares of common stock that are outstanding as of the date of this prospectus and, upon issuance and sale, all shares we are offering by this prospectus, will be fully-paid and nonassessable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Nasdaq Global Market

Our common stock is listed for quotation on the Nasdaq Global Market under the symbol “STEM.”

DESCRIPTION OF PREFERRED STOCK

We have authority to issue 1,000,000 shares of undesignated preferred stock. As of November 1, 2010, no shares of our preferred stock were outstanding. The following summary of certain provisions of our preferred stock does not purport to be complete. You should refer to our restated certificate of incorporation and our amended and restated by-laws, both of which are included as exhibits to the registration statement we have filed with the SEC in connection with this offering. The summary below is also qualified by provisions of applicable law.

Our board of directors is authorized, without stockholder approval, from time to time, to issue shares of preferred stock in series and may, at the time of issuance, subject to Delaware law and our charter and by-laws, determine the rights, preferences and limitations of each series, including voting rights, dividend rights and redemption and liquidation preferences. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our company before any payment is made to the holders of shares of our common stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of our board of directors, without stockholder approval, we may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of our common stock.

If we offer a specific series of preferred stock under this prospectus, we will describe the terms of the preferred stock in the prospectus supplement for such offering and will file a copy of the certificate establishing the terms of the preferred stock with the SEC. To the extent required, this description will include:

•	the title and stated value;

•	the number of shares offered, the liquidation preference per share and the purchase price;

•	the dividend rate(s), period(s) and/or payment date(s), or method(s) of calculation for such dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption, if applicable;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price (or how it will be calculated) and conversion period;

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price (or how it will be calculated) and exchange period;

•	voting rights, if any, of the preferred stock;

•	a discussion of any material and/or special U.S. federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of StemCells, Inc.; and

•	any material limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of StemCells, Inc.

The preferred stock offered by this prospectus will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

Transfer Agent and Registrar

The transfer agent and registrar for any series or class of preferred stock will be set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase shares of our common stock, preferred stock and/or debt securities in one or more series together with other securities or separately, as described in the applicable prospectus supplement. Below is a description of certain general terms and provisions of the warrants that we may offer. Particular terms of the warrants will be described in the warrant agreements and the prospectus supplement to the warrants.

The applicable prospectus supplement will contain, where applicable, the following terms of, and other information relating to, the warrants:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the designation, amount and terms of the securities purchasable upon exercise of the warrants;

•	if applicable, the exercise price for shares of our common stock and the number of shares of common stock to be received upon exercise of the warrants;

•	if applicable, the exercise price for shares of our preferred stock, the number of shares of preferred stock to be received upon exercise, and a description of that series of our preferred stock;

•	if applicable, the exercise price for our debt securities, the amount of debt securities to be received upon exercise, and a description of that series of debt securities;

•	the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•	whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material U.S. federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	if applicable, the date from and after which the warrants and the common stock, preferred stock and/or debt securities will be separately transferable;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the anti-dilution provisions of the warrants, if any;

•	any redemption or call provisions;

•	whether the warrants are to be sold separately or with other securities as parts of units; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Transfer Agent and Registrar

The transfer agent and registrar for any warrants will be set forth in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

We will issue the debt securities offered by this prospectus and any accompanying prospectus supplement under an indenture to be entered into between us and the trustee identified in the applicable prospectus supplement. The terms of the debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of the indenture. We have filed a copy of the form of indenture as an exhibit to the registration statement in which this prospectus is included. The indenture will be subject to and governed by the terms of the Trust Indenture Act of 1939.

We may offer under this prospectus up to an aggregate principal amount of $100,000,000 in debt securities; or if debt securities are issued at a discount, or in a foreign currency, foreign currency units or composite currency, the principal amount as may be sold for an initial public offering price of up to $100,000,000. Unless otherwise specified in the applicable prospectus supplement, the debt securities will represent direct, unsecured obligations of StemCells, Inc. and will rank equally with all of our other unsecured indebtedness.

The following statements relating to the debt securities and the indenture are summaries, qualified in their entirety to the detailed provisions of the indenture.

General

We may issue the debt securities in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will describe the particular terms of each series of debt securities in a prospectus supplement relating to that series, which we will file with the SEC.

The prospectus supplement will set forth, to the extent required, the following terms of the debt securities in respect of which the prospectus supplement is delivered:

•	the title of the series;

•	the aggregate principal amount;

•	the issue price or prices, expressed as a percentage of the aggregate principal amount of the debt securities;

•	any limit on the aggregate principal amount;

•	the date or dates on which principal is payable;

•	the interest rate or rates (which may be fixed or variable) or, if applicable, the method used to determine such rate or rates;

•	the date or dates from which interest, if any, will be payable and any regular record date for the interest payable;

•	the place or places where principal and, if applicable, premium and interest, is payable;

•	the terms and conditions upon which we may, or the holders may require us to, redeem or repurchase the debt securities;

•	the denominations in which such debt securities may be issuable, if other than denominations of $1,000 or any integral multiple of that number;

•	whether the debt securities are to be issuable in the form of certificated debt securities (as described below) or global debt securities (as described below);

•	the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the debt securities;

•	the currency of denomination;

•	the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;

•	if payments of principal and, if applicable, premium or interest, on the debt securities are to be made in one or more currencies or currency units other than the currency of denomination, the manner in which the exchange rate with respect to such payments will be determined;

•	if amounts of principal and, if applicable, premium and interest may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index, then the manner in which such amounts will be determined;

•	the provisions, if any, relating to any collateral provided for such debt securities;

•	any addition to or change in the covenants and/or the acceleration provisions described in this prospectus or in the indenture;

•	any events of default, if not otherwise described below under “Events of Default”;

•	the terms and conditions, if any, for conversion into or exchange for shares of common stock or preferred stock;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents; and

•	the terms and conditions, if any, upon which the debt securities shall be subordinated in right of payment to other indebtedness of StemCells, Inc.

We may issue discount debt securities that provide for an amount less than the stated principal amount to be due and payable upon acceleration of the maturity of such debt securities in accordance with the terms of the indenture. We may also issue debt securities in bearer form, with or without coupons. If we issue discount debt securities or debt securities in bearer form, we will describe material U.S. federal income tax considerations and other material special considerations which apply to these debt securities in the applicable prospectus supplement.

We may issue debt securities denominated in or payable in a foreign currency or currencies or a foreign currency unit or units. If we do, we will describe the restrictions, elections, and general tax considerations relating to the debt securities and the foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Exchange and/or Conversion Rights

We may issue debt securities which can be exchanged for or converted into shares of common stock or preferred stock. If we do, we will describe the terms of exchange or conversion in the prospectus supplement relating to these debt securities.

Transfer and Exchange

We may issue debt securities that will be represented by either:

•	“book-entry securities,” which means that there will be one or more global securities registered in the name of a depositary or a nominee of a depositary; or

•	“certificated securities,” which means that they will be represented by a certificate issued in definitive registered form.

We will specify in the prospectus supplement applicable to a particular offering whether the debt securities offered will be book-entry or certificated securities.

Certificated Debt Securities

If you hold certificated debt securities, you may transfer or exchange such debt securities at the trustee’s office or at the paying agent’s office or agency in accordance with the terms of the indenture. You will not be charged a service charge for any transfer or exchange of certificated debt securities but may be required to pay an amount sufficient to cover any tax or other governmental charge payable in connection with such transfer or exchange.

You may effect the transfer of certificated debt securities and of the right to receive the principal of, premium, and/or interest, if any, on the certificated debt securities only by surrendering the certificate representing the certificated debt securities and having us or the trustee issue a new certificate to the new holder.

Global Securities

If we decide to issue debt securities in the form of one or more global securities, then we will register the global securities in the name of the depositary for the global securities or the nominee of the depositary, and the global securities will be delivered by the trustee to the depositary for credit to the accounts of the holders of beneficial interests in the debt securities.

The prospectus supplement will describe the specific terms of the depositary arrangement for debt securities of a series that are issued in global form. None of our company, the trustee, any payment agent or the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.

No Protection in the Event of Change of Control

The indenture does not have any covenants or other provisions providing for a put or increased interest or otherwise that would afford holders of debt securities additional protection in the event of a recapitalization transaction, a change of control of StemCells, Inc., or a highly leveraged transaction. If we offer any covenants or provisions of this type with respect to any debt securities covered by this prospectus, we will describe them in the applicable prospectus supplement.

Covenants

Unless otherwise indicated in this prospectus or a prospectus supplement, the debt securities will not have the benefit of any covenants that limit or restrict our business or operations, the pledging of our assets or the incurrence by us of indebtedness. We will describe in the applicable prospectus supplement any material covenants in respect of a series of debt securities.

Consolidation, Merger and Sale of Assets

We have agreed in the indenture that we will not consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, unless:

•	the person formed by the consolidation or into or with which we are merged or the person to which our properties and assets are conveyed, transferred, sold or leased, is a corporation organized and existing under the laws of the U.S., any state or the District of Columbia or a corporation or comparable legal entity organized under the laws of a foreign jurisdiction and, if we are not the surviving person, the surviving person has expressly assumed all of our obligations, including the payment of the principal of and, premium, if any, and interest on the debt securities and the performance of the other covenants under the indenture; and

•	immediately before and immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing under the indenture.

Events of Default

Unless otherwise specified in the applicable prospectus supplement, the following events will be events of default under the indenture with respect to debt securities of any series:

•	we fail to pay any principal or premium, if any, when it becomes due;

•	we fail to pay any interest within 30 days after it becomes due;

•	we fail to comply with any other covenant in the debt securities or the indenture for 60 days after written notice specifying the failure from the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series; and

•	certain events involving bankruptcy, insolvency or reorganization of StemCells, Inc. or any of our significant subsidiaries.

The trustee may withhold notice to the holders of the debt securities of any series of any default, except in payment of principal of or premium, if any, or interest on the debt securities of a series, if the trustee considers it to be in the best interest of the holders of the debt securities of that series to do so.

If an event of default (other than an event of default resulting from certain events of bankruptcy, insolvency or reorganization) occurs, and is continuing, then the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of any series may accelerate the maturity of the debt securities. If this happens, the entire principal amount, plus the premium, if any, of all the outstanding debt securities of the affected series plus accrued interest to the date of acceleration will be immediately due and payable. At any time after the acceleration, but before a judgment or decree based on such acceleration is obtained by the trustee, the holders of a majority in aggregate principal amount of outstanding debt securities of such series may rescind and annul such acceleration if:

•	all events of default (other than nonpayment of accelerated principal, premium or interest) have been cured or waived;

•	all lawful interest on overdue interest and overdue principal has been paid; and

•	the rescission would not conflict with any judgment or decree.

In addition, if the acceleration occurs at any time when we have outstanding indebtedness which is senior to the debt securities, the payment of the principal amount of outstanding debt securities may be subordinated in right of payment to the prior payment of any amounts due under the senior indebtedness, in which case the holders of debt securities will be entitled to payment under the terms prescribed in the instruments evidencing the senior indebtedness and the indenture.

If an event of default resulting from certain events of bankruptcy, insolvency or reorganization occurs, the principal, premium and interest amount with respect to all of the debt securities of any series will be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the debt securities of that series.

The holders of a majority in principal amount of the outstanding debt securities of a series will have the right to waive any existing default or compliance with any provision of the indenture or the debt securities of that series and to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to certain limitations specified in the indenture.

No holder of any debt security of a series will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture, unless:

•	the holder gives to the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the affected series make a written request and offer reasonable indemnity to the trustee to institute a proceeding as trustee;

•	the trustee fails to institute a proceeding within 60 days after such request; and

•	the holders of a majority in aggregate principal amount of the outstanding debt securities of the affected series do not give the trustee a direction inconsistent with such request during such 60-day period.

These limitations do not, however, apply to a suit instituted for payment on debt securities of any series on or after the due dates expressed in the debt securities.

Modification and Waiver

From time to time, we and the trustee may, without the consent of holders of the debt securities of one or more series, amend the indenture or the debt securities of one or more series, or supplement the indenture, for certain specified purposes, including:

•	to provide that the surviving entity following a change of control of StemCells, Inc. permitted under the indenture will assume all of our obligations under the indenture and debt securities;

•	to provide for certificated debt securities in addition to uncertificated debt securities;

•	to comply with any requirements of the SEC under the Trust Indenture Act of 1939;

•	to cure any ambiguity, defect or inconsistency, or make any other change that does not materially and adversely affect the rights of any holder; and

•	to appoint a successor trustee under the indenture with respect to one or more series.

From time to time we and the trustee may, with the consent of holders of at least a majority in principal amount of the outstanding series of debt securities, amend or supplement the indenture or the debt securities of such series, or waive compliance in a particular instance by us with any provision of the indenture or the debt securities. We may not, however, without the consent of each holder affected by such action, modify or supplement the indenture or the debt securities or waive compliance with any provision of the indenture or the debt securities in order to:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement, or waiver to the indenture or such debt security;

•	reduce the rate of or change the time for payment of interest;

•	reduce the principal of or change the stated maturity of the debt securities;

•	make any debt security payable in money other than that stated in the debt security;

•	change the amount or time of any payment required or reduce the premium payable upon any redemption, or change the time before which no such redemption may be made;

•	waive a default in the payment of the principal of, premium, if any, or interest on the debt securities or a redemption payment;

•	waive a redemption payment with respect to any debt securities or change any provision with respect to redemption of debt securities; or

•	take any other action otherwise prohibited by the indenture to be taken without the consent of each holder affected by the action.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

The indenture permits us, at any time, to elect to discharge our obligations with respect to one or more series of debt securities by following certain procedures described in the indenture. These procedures will allow us either:

•	to defease and be discharged from any and all of our obligations with respect to any debt securities except for the following obligations (which discharge is referred to as “legal defeasance”):

(1)	to register the transfer or exchange of such debt securities;

(2)	to replace temporary or mutilated, destroyed, lost or stolen debt securities;

(3)	to compensate and indemnify the trustee; or

(4)	to maintain an office or agency in respect of the debt securities and to hold monies for payment in trust; or

•	to be released from our obligations with respect to the debt securities under certain covenants contained in the indenture, as well as any additional covenants which may be contained in the applicable supplemental indenture (which release is referred to as “covenant defeasance”).

In order to exercise either defeasance option, we must deposit with the trustee or other qualifying trustee, in trust for that purpose:

•	money;

•	U.S. Government Obligations (as described below) or Foreign Government Obligations (as described below) which through the scheduled payment of principal and interest in accordance with their terms will provide money; or

•	a combination of money and/or U.S. Government Obligations and/or Foreign Government Obligations sufficient in the written opinion of a nationally-recognized firm of independent accountants to provide money;

which in each case specified above, provides a sufficient amount to pay the principal of, premium, if any, and interest, if any, on the debt securities of the series, on the scheduled due dates or on a selected date of redemption in accordance with the terms of the indenture.

In addition, defeasance may be effected only if, among other things:

•	in the case of either legal or covenant defeasance, we deliver to the trustee an opinion of counsel, as specified in the indenture, stating that as a result of the defeasance neither the trust nor the trustee will be required to register as an investment company under the Investment Company Act of 1940;

•	in the case of legal defeasance, we deliver to the trustee an opinion of counsel stating that we have received from, or there has been published by, the Internal Revenue Service a ruling to the effect that, or there has been a change in any applicable federal income tax law with the effect that (and the opinion shall confirm that), the holders of outstanding debt securities will not recognize income, gain or loss for U.S. federal income tax purposes solely as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner, including as a result of prepayment, and at the same times as would have been the case if legal defeasance had not occurred;

•	in the case of covenant defeasance, we deliver to the trustee an opinion of counsel to the effect that the holders of the outstanding debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if covenant defeasance had not occurred; and

•	certain other conditions described in the indenture are satisfied.

If we fail to comply with our remaining obligations under the indenture and applicable supplemental indenture after a covenant defeasance of the indenture and applicable supplemental indenture, and the debt securities are declared due and payable because of the occurrence of any undefeased event of default, the amount of money and/or U.S. Government Obligations and/or Foreign Government Obligations on deposit with the trustee could be insufficient to pay amounts due under the debt securities of the affected series at the time of acceleration. We will, however, remain liable in respect of these payments.

The term “U.S. Government Obligations” as used in the above discussion means securities which are direct obligations of or non-callable obligations guaranteed by the United States of America for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged.

The term “Foreign Government Obligations” as used in the above discussion means, with respect to debt securities of any series that are denominated in a currency other than U.S. dollars (1) direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged or (2) obligations of a person controlled or supervised by or acting as an agent or instrumentality of such government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government, which in either case under clauses (1) or (2), are not callable or redeemable at the option of the issuer.

Regarding the Trustee

We will identify the trustee with respect to any series of debt securities in the prospectus supplement relating to the applicable debt securities. You should note that if the trustee becomes a creditor of StemCells, Inc., the indenture and the Trust Indenture Act of 1939 limit the rights of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim, as security or otherwise. The trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with us and our affiliates. If, however, the trustee acquires any “conflicting interest” within the meaning of the Trust Indenture Act of 1939, it must eliminate such conflict or resign.

The holders of a majority in principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. If an event of default occurs and is continuing, the trustee, in the exercise of its rights and powers, must use the degree of care and skill of a prudent person in the conduct of his or her own affairs. Subject to that provision, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they have offered to the trustee reasonable indemnity or security.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts. The validity of any securities will be passed upon for any underwriters or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements, and management’s assessment of the effectiveness of internal control over financial reporting, have been incorporated by reference herein and in the registration statement in reliance upon the reports of Grant Thornton LLP, independent registered public accountants upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly reports and special reports, proxy statements, and other information with the SEC. We make these documents publicly available, free of charge, on our website at www.stemcellsinc.com as soon as reasonably practicable after filing such documents with the SEC. You can read our SEC filings, including the registration statement, on the SEC’s website at http://www.sec.gov. You also may read and copy any document we file with the SEC at its public reference facility at:

Public Reference Room

100 F Street N.E.

Washington, DC 20549.

Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference facilities.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus is part of a registration statement on Form S-3 filed by us with the SEC. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of that contract or other document filed as an exhibit to the registration statement. For further information about us and the securities offered by this prospectus, we refer you to the registration statement and its exhibits and schedules which may be obtained as described herein.

The SEC allows us to “incorporate by reference” the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below into this prospectus, and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering of all of the securities by this prospectus is completed, including all filings made after the date of this initial registration statement and prior to its effectiveness. We hereby incorporate by reference the following documents (File No. 000-19871):

•	Our Annual Report on Form 10-K for the year ended December 31, 2009 (File No. 000-19871);

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010 (File No. 000-19871);

•	Our Current Reports on Form 8-K filed on February 11, 2010, May 7, 2010, June 7, 2010, June 9, 2010, June 30, 2010, August 10, 2010, August 13, 2010, August 19, 2010, September 21, 2010, October 7, 2010, and October 28, 2010 (File No. 000-19871);

•	Our Definitive Proxy Statement on Schedule 14A filed on April 13, 2010; and

•	The description of our common stock contained in our registration statements on Form 8-A filed August 3, 1998, under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

We will provide each person to whom a prospectus is delivered a copy of all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus. You may obtain copies of these filings, at no cost, through the “Investor Relations” section of our website (www.stemcellsinc.com), and you may request copies at no cost, by writing or telephoning us at the following address:

StemCells, Inc.

3155 Porter Drive

Palo Alto, Ca 94304

Attention: Investor Relations

Phone: (650) 475-3100

email: irpr@stemcellsinc.com

The information contained on our website is not a part of this prospectus.

Up to $30,600,000 of Common Stock

PROSPECTUS SUPPLEMENT

June 3, 2013